Exhibit 10.19

EMPLOYMENT, TRANSITION AND SEPARATION AGREEMENT

THIS EMPLOYMENT, TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered by and between Intermex Holdings, Inc. (hereinafter “Intermex Holdings”), Intermex Wire Transfer, LLC (hereinafter “Intermex, LLC”) and Interwire Topco, LLC (hereinafter “Interwire”), on the one hand, and Darrell Ebbert together with his heirs, executors, administrators, representatives, agents, successors and assigns (Darrell Ebbert, together with his heirs, executors, administrators, representatives, agents, successors and assigns shall be collectively referred to herein as “Executive” or “Ebbert”), on the other. Intermex LLC and Intermex Holdings shall collectively be referred to herein as “Intermex” or the “Employer”. Intermex LLC, Intermex Holdings and Interwire shall be collectively referred to herein as the “Company”. Each of Ebbert, Interwire, Intermex Holdings or Intermex LLC may hereinafter be referred to as a “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, Ebbert is currently employed by Intermex as Chief Financial Officer. Ebbert is also a Member of Interwire. For the purposes of this Agreement, the term “Member” shall be defined as set forth in the Amended and Restated Limited Liability Company Agreement of Interwire Topco, LLC a Delaware Limited Liability Company, dated as of February 1, 2017 (hereinafter “LLC Agreement”);

WHEREAS, Ebbert and Interwire are parties to the LLC Agreement;

WHEREAS, Ebbert and Intermex Holdings are parties to an Amended and Restated Employment Agreement dated February 1, 2017 (“Employment Agreement”);

WHEREAS, Ebbert voluntarily resigned his position as Chief Financial Officer with Intermex effective March 15, 2018 (“Resignation Date”);

WHEREAS, the Company and Ebbert have jointly agreed that Ebbert shall remain employed by Intermex from March 15 2018 through April 30, 2018 (the “Transition Period”) on an at-will basis;

WHEREAS the Company and Ebbert have negotiated the following terms in connection with Ebbert’s continued employment, transition of duties and separation from Intermex; and

NOW THEREFORE, in consideration of the promises, representations and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination Date

Ebbert and Intermex agree, understand and acknowledge that: (a) Ebbert’s last day of employment with Intermex shall be April 30, 2018 (“Termination Date”); (b) Ebbert’s employment with Intermex shall end on the Termination Date; and (c) upon the Termination Date, Intermex shall owe no further payments, duties or obligations to Ebbert other than what is set forth in this Agreement.

2. At-Will Employment/Duties/Salary/Benefits:

(a) Ebbert acknowledges, understands and agrees that his employment with Intemex was, is and shall be, at all times, at will. Ebbert acknowledges, understands and agrees that either Intermex or he may, at any time, with or without cause and with or without notice, terminate the employment relationship. Ebbert acknowledges and agrees that it is the express intent of both Intermex and Ebbert that Ebbert be employed on an at-will basis. Nothing in this Agreement, any other writing, or in the relationship between the Company and Ebbert, now or in the future, may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment. No verbal statement, comment or agreement shall alter the at-will status of Ebbert’s employment.

(b) Ebbert shall report to the Chief Executive Officer (“CEO”) of Intermex LLC during the Transition Period but shall no longer serve as Chief Financial Officer during the Transition Period. Ebbert agrees that he will fully cooperate with Intermex in transferring to designated employees all of his responsibilities and duties as Chief Financial Officer of Intermex. Such cooperation shall include, but not be limited to, making himself available to meet or speak with appropriate Intermex employees, attorneys, representatives or agents, or representatives of Stella Point Capital; providing timely and complete responses to communications; providing timely and complete responses to requests for information; and making himself available to answer any questions posed by Intermex’s new Chief Financial Officer regarding process, historical information, the fmancial team, or otherwise. Ebbert shall serve Intermex faithfully, loyally, honestly and to the best of Ebbert’s ability. Ebbert shall devote all his business time, efforts, attention and skills to his employment and the performance of his duties for and on behalf of Intermex. Ebbert shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the CEO of Intermex LLC, engage in any outside employment or in any activity that, in the judgment of Intermex, is competitive with or adverse to the business, practices or affairs of Intermex or any of their affiliates, whether or not such activity is pursued for gain, profit or other pecuniary advantage. In the event Ebbert breaches his obligations under Paragraph 2(b), Paragraph 9, Paragraph 10, Paragraph 11, Paragraph 12 (or its subparts), Paragraph 15(b); Paragraph 15(c) or Paragraph 15(d), Ebbert understands and agrees that: (a) his right and entitlement to any Severance Pay as set forth in Paragraph 3 shall be automatically forfeited, null and void; (b) Interwire shall have no obligation to provide the benefits set forth in Paragraph 4(b)(viii); (c) Ebbert’s interest in the Ebbert Performance Units shall be automatically forfeited without any consideration being payable therefor; (d) Interwire shall have the right to repurchase Ebbert’s Class B Units pursuant to the terms of the LLC Agreement as if the date of Ebbert’s breach were the date of termination; (e) Intermex shall have no obligation to provide Ebbert the Target Bonus as set forth in Paragraph 4(c) of this Agreement ; (g) Ebbert’s right or entitlement to any of the benefits set forth in Paragraphs 4(a), Paragraph 4(b) and Paragraph 4(c) of this Agreement shall be automatically forfeited, null and void; and (h) Ebbert’s employment with Intermex shall immediately terminate without any further obligations being owed to Ebbert by the Company.

(c) During the transition period, Intermex LLC shall pay Ebbert a base salary (herein “Base Salary”) at the semi-monthly rate of $10,648.63 less any and all applicable withholdings, taxes or deductions. The Base Salary shall be payable in regular intervals in accordance with Intermex LLC’s standard payroll practices.

(d) During the Transition Period Ebbert shall remain enrolled in the employee health care plan in which he was enrolled as of the date he executes this Agreement.

(e) Intermex LLC will, subject to its applicable expense reimbursement policies, reimburse Ebbert for all reasonable business expenses incurred by Ebbert during the term of Ebbert’s employment under this Agreement and that relate to the performance of Ebbert’s duties hereunder. Intermex LLC’s obligation to reimburse Ebbert’s business expenses pursuant to this Section 2(e) shall be contingent upon Ebbert first providing to Intermex LLC adequate records and other documentary evidence required to substantiate such expenditures.

3. Separation Payment:

In consideration of Ebbert’s promises, obligations, representations and warranties under this Agreement and the Release Agreement attached hereto, as Exhibit A and incorporated by reference herein (“Release Agreement”), Intermex LLC agrees that for a period of thirty-six (36) weeks immediately following the Termination Date (“Severance Period”), Intermex LLC shall pay Ebbert severance payments at the rate of $10,648.63 semi-monthly, in the gross total amount of $191,675.25, less applicable taxes, withholdings and payroll deductions (“Severance Pay”). The Severance Pay shall be payable in regular intervals in accordance with Intermex LLC’s standard payroll practices. The first installment of the Severance Pay shall be paid within 14 days of Ebbert’s execution of the Release Agreement provided that: (a) Ebbert executes the Release Agreement following the Termination Date; (b) Ebbert does not revoke either this Agreement or the Release Agreement within the seven calendar day revocation period set forth in this Agreement and the Release Agreement, respectively and (c) Ebbert otherwise complies with the terms of this Agreement and the Release Agreement.

4. Other Additional Benefits:

(a) In return for Ebbert’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement and the Release Agreement, Intermex LLC will provide Ebbert a neutral letter of reference providing only the position he most recently held and the dates of his employment. Said neutral letter of reference shall be provided within 14 days of Ebbert’s execution of the Release Agreement, provided that: (a) Ebbert executes the Release Agreement following the Termination Date; (b) Ebbert does not revoke either this Agreement or the Release Agreement within the seven calendar day revocation set forth in this Agreement and the Release Agreement, respectively and (c) Ebbert otherwise complies with the terms of this Agreement and the Release Agreement.

(b) In return for Ebbert’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement and the Release Agreement, Interwire and Ebbert acknowledge, understand and agree:

(i) that the total number of Class A Units held by Ebbert on the Termination Date is 4,000 Class A Units. For the purposes of this Agreement, the term “Units” shall be defined as set forth in the LLC Agreement. Ebbert acknowledges and agrees that of these 4,000 Class A Units (hereinafter referred to as “Ebbert Class A Units”), 4,000 are vested and zero (0) are unvested.

(ii) the total number of Class B Units held by Ebbert is 750,000 Class B Units. Ebbert acknowledges and agrees that of these 750,000 Class B Units (hereinafter referred to as “Ebbert Class B Units”), 750,000 are vested and zero (0) are unvested.

(iii) the total number of Class C Units held by Ebbert is 375,000 Class C Units. Ebbert acknowledges and agrees that of these 375,000 Class C Units (hereinafter referred to as “Ebbert Class C Units”), zero (0) are vested and 375,000 are unvested.

(iv) that the total number of Class D Units held by Ebbert is 375,000 Class D Units. Ebbert acknowledges and agrees that of these 375,000 Class D Units (hereinafter “Ebbert Class D Units”), zero (0) are vested and 375,000 are unvested. For the purposes of this Agreement, Ebbert Class C and Ebbert Class D Units shall be collectively referred to herein as the “Ebbert Performance Units”.)

(v) that aside from the Ebbert Class A and B Units as described in Paragraph 4(b)(i) and (ii) of this Agreement, Ebbert holds no vested right, title or interest in any other Units (including, but not limited to, the Ebbert Performance Units), stock or equity in Intermex LLC, Intermex Holdings, Interwire or any of their related, parent, affiliated or subsidiary entities.

(vi) that pursuant to Section 5.2(a) of the LLC Agreement, as of the Termination Date, Ebbert automatically shall forfeit all unvested Ebbert Performance Units, without any consideration being payable therefor.

(vii) that pursuant to Section 5.2(a)(ii) of the LLC Agreement, as of the Termination Date, Interwire has the right to repurchase the Ebbert Class B Units for 20% of their Fair Market Value (as defined in the LLC Agreement).

(viii) that, notwithstanding the terms of the LLC Agreement, Ebbert shall be entitled to retain the unvested Ebbert Performance Units and Ebbert Class B Units and participate in the currently-contemplated Approved Sale (as defined in the LLC Agreement) as described in that certain Agreement and Plan of Merger dated December 19, 2017 by and among FinTech Acquisition Corp. II, FinTech II Merger Sub, Inc., FinTech Merger Sub 2 LLC, Intermex Holdings II, Inc. and SPC Intermex Representative, LLC (the “Merger”), in which case, Ebbert shall be entitled to fully vest in the Ebbert Performance Units and exchange those vested Ebbert Performance Units and Ebbert Class B Units for cash and stock upon the same terms and conditions as available to the other holders of vested Class B, C and D Units.

(c) Ebbert and the Company acknowledge and agree that as of the Termination Date, Ebbert has not earned or accrued a target bonus for the second quarter, 2018 and that the Company has no obligation to provide him with a target bonus for the second quarter, 2018. Nevertheless, in return for Ebbert’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement, Intermex LLC shall pay to Ebbert as a pro-rated second quarter 2018 target bonus, the gross amount of $6,389.11 (hereinafter “Target Bonus”), less any and all applicable withholdings and deductions as required by law. The Target Bonus will be mailed within 14 days of Ebbert’s execution of the Release Agreement, provided that: (a) Ebbert executes the Release Agreement following the Termination Date; (b) Ebbert does not revoke either this Agreement or the Release Agreement within the seven calendar day revocation set forth in this Agreement and the Release Agreement, respectively and (c) Ebbert otherwise complies with the terms of this Agreement and the Release Agreement.

(d) Ebbert and the Company acknowledge and agree that Ebbert’s continued employment, the Base Salary set forth in Paragraph 2 (c), the benefits described in Paragraph 2(d), the Severance Pay set forth in Paragraph 3 and the other additional benefits as set forth in Paragraphs 4(a), 4(b), and 4(c) are not entitlements and shall serve as good and sufficient consideration for Ebbert’s obligations under both this Agreement and the Release Agreement. Ebbert acknowledges and agrees that his entitlement to, and the Company’s obligation to provide, the Base Pay, the Severance Pay and the other additional benefits as set forth in Paragraphs 4(a), 4(b), and 4(c) of this Agreement are contingent upon: (i) Ebbert’s execution of the Release Agreement following the Termination Date; (ii) Ebbert not revoking the Release Agreement within the seven calendar day revocation period set forth in the Release Agreement and (iii) Ebbert’s full compliance with the terms of this Agreement and the Release Agreement.

5. General Release of Claims and Covenant Not to Sue:

(a) In consideration of Ebbert’s continued employment, the Base Salary set forth in Paragraph 2 (c), the benefits described in Paragraph 2(d), the Severance Pay set forth in Paragraph 3 and the other additional benefits as set forth in Paragraphs 4(a), 4(b), and 4(c), and Intermex’s and Interwire’s other promises and obligations under this Agreement, Ebbert hereby releases, acquits and forever discharges Intermex, Interwire and their related entities, affiliates, divisions, subsidiaries, benefit plans, parent entities, predecessors, successors, assigns, as well as their current and former employees, members, benefit plan administrators, officers, directors, agents, representatives, owners, consultants, attorneys, insurers, reinsurers and shareholders of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and/or causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, which may exist as of the date Ebbert executes this Agreement. Intermex, Interwire and their related entities, affiliates, divisions, subsidiaries, benefit plans, parent entities, predecessors, successors, assigns, as well as their current and former employees, members, benefit plan administrators, officers, directors, agents, representatives, owners, consultants, attorneys, insurers, reinsurers and shareholders shall be collectively referred to herein as the “Releasees.”

This waiver and release includes, but is not limited to, any claims, liability, lawsuits, grievances, demands, actions (administrative or otherwise), loss, damage, and/or causes of action arising out of or related to Ebbert’s employment with Intermex, Ebbert’s membership interests in Interwire, Ebbert’s separation from employment, Ebbert’s resignation as Chief Financial Officer of Intermex and/or the relationship (employment, contractual or otherwise) between Ebbert and the Releasees. This waiver and release also includes, but is not limited to, any and all claims of personal, physical and/or emotional injury, condition or illness allegedly suffered by Ebbert, whether such claims sound in contract, equity, tort or otherwise. This waiver and release specifically includes, but is not limited to, claims arising under or relating to the Age Discrimination in Employment Act (ADEA), any discrimination, retaliation or whistleblowing laws, the Equal Pay Act of 1963, the Civil Rights Act of 1866 (and as amended), the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act (GINA), the Rehabilitation Act of 1973, the Family Medical Leave Act (FMLA), the Sarbanes Oxley Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Americans with Disabilities Act of 1990 (ADA), the Americans with Disabilities Amendments Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1964, the Older Workers Benefit Protection Act (OWBPA), the Florida Civil Rights Act of 1992, the Florida and Federal whistleblower statutes, the Florida Wage Discrimination Law, the Florida Equal Pay Act, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA Law, the Florida Wage Payment Laws, Florida’s statutory provisions regarding retaliation/discrimination for filing a workers’ compensation claim, all as amended as of the date hereof, as well as claims under any and all other federal, state (Florida, Delaware or otherwise) or local statutes, rules, regulations, orders or common law principles governing Ebbert’s employment with and/or separation from Intermex, Ebbert’s membership interests in Interwire, the termination of Ebbert’s membership interests in Interwire, Ebbert’s resignation as Chief Financial Officer of Intermex and/or Ebbert’s relationship (employment, contracted, or otherwise) with the Releasees.

Ebbert acknowledges and agrees that he has been properly paid for all hours worked (including any overtime). Ebbert acknowledges and agrees that he has been provided all commissions, payments, bonuses, incentive compensation, equity and/or other compensation (monetary or otherwise) that are owed to him. Ebbert acknowledges and agrees that he has not suffered any on-the-job injury while employed by the Company for which he has not already filed a claim. Ebbert acknowledges and agrees that he has provided the Company with notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any of the Releasees and that he has not received any unfair treatment as a result of that notice. Ebbert acknowledges and agrees that he has been properly provided any leave of absence because of his or a family member’s health condition, and that he has not been subjected to any improper treatment, conduct or actions due to or related to his request for, or his taking of, any leave of absence because of his or a family member’s health condition. Ebbert acknowledges and agrees that he has been fully paid for any business related expenses.

(b) Ebbert agrees not to file a lawsuit, demand, or other action against the Releasees based upon or relating to any of the claims released by this Agreement (other than a future lawsuit to enforce the terms of this Agreement or for breach of this Agreement). This promise not to sue does not apply to claims under the OWBPA or the ADEA. Although Ebbert is releasing all claims that he may have under the OWBPA and ADEA, Ebbert understands that he may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. Ebbert understands, however, that if he pursues a claim against any of the Releasees under the OWBPA and/or the ADEA to challenge the validity of this release and prevails on the merits of an ADEA claim, a court has the discretion to determine whether the Releasees are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by Ebbert in the court proceeding. A reduction never can exceed the amount Ebbert recovers, or the consideration Ebbert received for signing this release, whichever is less. Ebbert also recognizes that the Releasees may be entitled to recover costs and attorneys’ fees incurred by it as specifically authorized under applicable law.

(c) Ebbert represents and warrants that he has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against any of the Releasees and that, to the best of his knowledge, he possesses no such claims.

(d) Ebbert acknowledges and agrees that, by virtue of the Company’s promises, representations and warranties as set forth in this Agreement, he has received fair economic value for any and all potential claims or causes of action he may have against the Releasees, and that he is not entitled to any other damages or relief.

6. Exclusions from Release and Non-Interference:

Excluded from the Release set forth in Paragraph 4(a) of this Agreement are claims that by law cannot be released in this Agreement such as unemployment compensation claims, workers’ compensation claims, claims arising after Ebbert signs the Agreement, and claims for vested pension benefits under ERISA. Ebbert understands, agrees and acknowledges that nothing contained in this Agreement (including, but not limited to, Paragraphs 5(a) (General Release of Claims), 5(b) (Promise Not to Sue), 9 (Confidentiality of the Agreement), 10 (Non-Disparagement), 11 (Confidentiality and Non-Disclosure), 12 (Restrictive Covenants), and 15(b) (Cooperation)): (i) prevents Ebbert from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the NLRB, the Securities and Exchange Commission or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; (ii) prevents Ebbert from exercising his rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; or (iii) limits or affects Ebbert’s right to challenge the validity of the release and waiver of claims under the ADEA or the OWBPA. However, Ebbert understands, acknowledges and agrees that by signing this Agreement he is waiving his right to recover any individual relief (including, but not limited to, any backpay, frontpay, punitive damages, compensatory damages, emotional distress damages, reinstatement, attorneys’ fees or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Ebbert himself or on Ebbert’s behalf by any third party, except for any right Ebbert may have to receive a payment from a government agency (and not Releasees) for information provided to the government agency.

7. Non-Admission of Liability:

Ebbert acknowledges and agrees that this Agreement shall not be construed as an admission by Intermex LLC, Intermex Holdings or Interwire of any acts or conduct. Ebbert and the Company understand, acknowledge and agree that that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of liability or responsibility by the Releasees for any wrongdoing of any kind, with any wrongdoing being expressly denied herein by the Releasees.

8. Responsibility for Taxes and Liens, Indemnification:

It is further understood and agreed that Ebbert is exclusively responsible for any and all taxes (except for any required employer payroll tax withholdings applicable to the Base Pay and the Severance Pay or to the bonus amounts to be paid pursuant to this Agreement and the Release Agreement) and any liens that may exist, of any kind, including, but not limited to, medical liens, state or federal tax liabilities, penalties, and/or any monies that may be owed to any creditors of Ebbert. Ebbert agrees to indemnify, defend and hold harmless Releasees from and against any and all claims, demands, causes of action or judgments made, brought or recovered by any current or former spouse (ceremonial or at common law), child (born, adopted or adoption by estoppel), any other relative, whether by birth or marriage, or any other third party arising out of or in any manner derivative of the claims released by this Agreement or any of the moneys paid to Ebbert as a result of this Agreement and the Release Agreement. This indemnification obligation includes all damages, double damages, fines, penalties, reasonable attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of the Releasees in connection with such claims, demands, subrogated interests, or causes of action. Ebbert agrees to indemnify, defend and hold Releasees harmless for taxes on the payments made to Ebbert under this Agreement and any tax consequences related thereto.

9. Confidentiality of this Agreement:

Ebbert warrants that, to date, he has kept this Agreement and all of its terms, negotiations and conditions confidential. Ebbert represents and warrants that he has not discussed, disclosed, or revealed the Agreement or its terms, directly or indirectly, to the media or to any other person, corporation, or other entity, other than his attorneys and financial advisors. In addition, Ebbert warrants that he has not discussed, disclosed, or revealed the Agreement or its terms, directly or indirectly, to any employee, former employee of Intermex LLC, Intermex Holdings or Interwire. Likewise, Ebbert agrees to continue to maintain the confidentiality of this Agreement, which means that he shall not, presently or in the future, discuss, disclose, or reveal its existence or its terms or conditions to the media or to any other person, corporation, or entity except to his financial advisors, attorneys, spouse or registered domestic partner, taxing authorities, or as required by law. In the event any individual to whom Ebbert provides information under this provision violates the confidentiality obligations set forth herein, such violation will be imputed to Ebbert and he will have breached the Agreement. Additionally, Ebbert shall not, presently or in the future, discuss, disclose, or reveal the Agreement’s existence or its terms or conditions to any employee or former employee of the Company. Nothing in this Paragraph 9 shall preclude Ebbert from filing any charges or participating in investigations as discussed in Paragraph 6 of this Agreement.

10. Non-Disparagement:

Ebbert further agrees to refrain from making disparaging comments regarding the Releasees, except as required by law. Nothing in this Paragraph 10 shall preclude Ebbert from filing any charges or participating in investigations as discussed in Paragraph 6 of this Agreement.

11. Confidentiality and Non-Disclosure:

Ebbert acknowledges and agrees that during the course of his employment he was provided and given access to Confidential Information and trade secrets of the Company. Ebbert acknowledges and agrees that he has an obligation of confidence and non-disclosure with respect to any and all Confidential Information and trade secrets that he acquired or will acquire during the course of employment with the Company. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) that the Intermex LLC, Interwire or Intermex Holdings have not made public or authorized public disclosure of, and that is not readily available to persons outside Intermex LLC, Interwire or Intermex Holdings through proper means. Confidential Information includes, but is not limited to: (a) business, pricing, financial, sales, development, and/or marketing plans and strategies; (b) information concerning customers, agents, selling agents, paying agents, payors, payees, vendors, suppliers, contractors, joint ventures, or partners, including, but not limited to, prices, terms, lists, preferences, strengths and weaknesses, contact information, requirements, contact persons, discounts, costs, sales information, needs, contract terms or banking information; (c) financial data (including Intermex LLC’s, Interwire’s or Intermex Holdings’s past, present, or future financial condition, performance, costs, projections, pricing, contract terms with customers and/or agents (including, without limitation, selling or paying agents), discounts or analysis); (d) Intermex LLC’s, Interwire’s or Intermex Holdings’s business plans, and analysis; (e) human resource information, including employee strengths and weaknesses, performance information or salaries; (f) operations data, methods, techniques, data retention methodologies, indicies, know-how, processes, improvements, plans, research and development, innovations, and ideas; (g) information from third parties held by Intermex LLC, Interwire or Intermex Holdings in confidence; (h) trade secrets, as defined by law; (i) information relating to any pending or contemplated corporate transactions, including, but not limited to acquisitions, mergers, divestature and/or public offerings; or (j) information relating to the Merger. Ebbert acknowledges and agrees that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of Intermex LLC, Interwire and/or Intermex Holdings. Ebbert agrees to keep all Confidential Information in strict confidence. Ebbert agrees that he will not directly or indirectly use or disclose Confidential Information for any purpose, unless otherwise compelled by law. Ebbert acknowledges and agrees that by virtue of his role as Chief Financial Officer of Intermex, he possesses deep know knowledge and understanding of the Company’s Confidential Information and that should he ever become employed by or provide services to a Competing Business (as defined below) he will invariably rely upon and/or disclose the Confidential Information to the detriment of Intermex LLC, Intermex Holdings and/or Interwire. Ebbert agrees that he will not disclose Confidential Information to the public on the Internet or in any other media or form of communication without advanced written authorization to engage in such disclosure by an authorized representative of the Company. Ebbert agrees that he will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires him to directly or indirectly disclose, rely upon or use Confidential Information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of Confidential Information whether through express, implicit, indirect, intentional or unintentional means. Nothing in this section shall be deemed to prevent or preclude Ebbert from using his own personal business acumen, skills or individually-developed, non-proprietary materials. Furthermore, nothing in this Agreement prohibits Ebbert from reporting an event that Ebbert reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency.

12. Restrictive Covenants:

The Company and Ebbert acknowledge and agree that the provisions above, standing alone, are insufficient to protect the Company’s legitimate business interests since some activities would, unavoidably and by their nature, compromise the trade secrets and/or Confidential Information (regardless of intent) of Intermex LLC, Interwire and/or Intermex Holdings; jeopardize Intermex Holdings’s, Interwire’s and/or Intermex LLC’s competitive advantage and/or cause irreparable harm to Intermex Holdings, Intermex LLC and/or Interwire, their business relationships and/or their goodwill. The Company and Ebbert have identified and agreed upon activities that Ebbert shall avoid or refrain from doing while employed by Intermex and for a period of eighteen (18) months following the date Ebbert signs this Agreement, regardless of which party ended Ebbert’s employment or the reason why Ebbert’s employment ended (the “Restricted Period”). Accordingly, in return for the Company’s promises and obligations under this Agreement, including, but not limited to, Ebbert’s continued employment, access to Confidential Information and trade secrets of the Company, the Base Pay, the Separation Pay and the other additional benefits set forth in Paragraphs 4(a), 4(b), and 4(c), Ebbert agrees as follows:

(a) Non-Competition. For the Restricted Period, Ebbert agrees that he will not (as an owner, employee, officer, director, partner, investor, consultant, or otherwise), directly or indirectly: (i) provide, supervise, engage in, or manage any services for a Competing Business within the Restricted Area that are the same as or similar in purpose, scope or function to the services Ebbert was engaged to provide or provided to Intermex LLC, Intermex Holdings or Interwire during the Look Back Period; (ii) own, operate, become employed by or act as a consult to a Competing Business; or (iii) undertake any activities or duties with a Competing Business or provide any services to a Competing Business that would result in the direct or indirect use or disclosure of Confidential Information. For the purposes of this Agreement, a “Competing Business” is any person or entity that: (i) provides money transfer services in any form or manner (including, but not limited to, by way of wire, telephone, courier, ATM, prepaid or stored value card, or otherwise); (ii) provides money remittance services in any form or manner (including, but not limited to, by way of wire, telephone, courier, ATM, prepaid or stored value card, or otherwise); (iii) provides check cashing services, pay-day loan services, or prepared stored value card services; (iv) provides any form of foreign exchange or money exchange services; or (v) provides wire transfer services. Ebbert acknowledges and agrees that Kwik Dollar, LLC, Dinex, Sigue Corporation, Maxitransfers Corporation, and Viaamericas Corporation are each a Competing Business. “Restricted Area” means those counties and states within the United States, and those comparable political subdivisions of any Latin American, Caribbean, or other country or territory where Intermex LLC, Intermex Holdings and/or Interwire: (i) is doing business at any point during the Transition Period; (ii) is doing business as of the Termination Date or (iii) is actively planning to do business as of the Termination Date. “Look Back Period” means the two (2) year period immediately preceding the Termination Date.

(b) Customer Nonsolicit. For the Restricted Period, Ebbert agrees that he will not, directly or indirectly, solicit, communicate with or assist in communicating with a Covered Customer for the purpose of causing such Covered Customer: (i) to cease or reduce doing business with Intermex LLC, Interwire and/or Intermex Holdings; or (ii) to do business with a Competing Business; regardless of which party first initiated contact. A “Covered Customer” means any person or entity: (i) that Ebbert had any business-related contact with during the Look Back Period; (ii) that Ebbert serviced or provided services to during the Look Back Period; (iii) that Ebbert solicited during the Look Back Period; (iv) that Ebbert contacted or called upon during the Look Back Period; or (v) that Ebbert had access to Confidential Information about. Ebbert acknowledges and agrees that covered Customers include, but are not limited to, any customer of Intermex LLC, Interwire or Intermex Holdings, any agent (including, but not limited to paying agent or selling agent) of Intermex LLC, Interwire or Intermex Holdings, any payor of Intermex LLC, Interwire or Intermex Holdings, any vendor of Intermex LLC, Interwire or Intermex Holdings, any supplier of Intermex LLC, Interwire or Intermex Holdings, or any partner or joint venture of Intermex LLC, Interwire or Intermex Holdings. Where enforceable under applicable law, a Covered Customer shall not only include those persons or entities with whom Intermex LLC, Interwire or Intermex Holdings has conducted business prior to the Termination Date but also those with whom Intermex LLC, Interwire or Intermex Holdings has a reasonable expectation of doing business based on pending requests for proposal, open bids or similar communications occurring prior to the Termination Date.

(c) Employee Nonsolicit. For the Restricted Period, Ebbert agrees that he will not, directly or indirectly: (i) solicit, communicate or assist in communicating with any employee of Intermex LLC, Interwire or Intermex Holdings that Ebbert has knowledge about through or as a result of his employment with Intermex or his membership in Interwire for the purpose of inducing or encouraging such an employee to terminate his or her employment with Intermex LLC, Interwire or Intermex Holdings; regardless of which party first initiated contact; or (ii) hire or assist in hiring any employee of Intermex LLC, Intermex Holdings or Interwire that Ebbert has knowledge about through or as a result of his employment with Intermex or his membership in Interwire on behalf of a Competing Business.

(d) Restricted Area Application. The restrictions in Paragraphs 12(b) & (c) are understood to have an inherent geographic limitation by their nature based on where the persons or parties restricted from solicitation are located and potentially available for solicitation, or they have a reasonable and acceptable substitute for a geographic limitation. However, if applicable law requires additional geographic limitation for one of these restrictions to be enforceable then the restriction(s) requiring this limitation shall be deemed limited to the Restricted Area.

(e) Limitations on Restrictions. The restrictions set forth in this Paragraph 12 (and its subparts) do not prohibit general advertising for employees such as “help wanted” ads that are not targeted at Intermex LLC’s, Interwire’s or Intermex Holdings’s employees as such. This Agreement is not intended to prohibit: (i) employment with a non-competitive, independently-operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently-operated subsidiary, division, or business unit is truly independent and Ebbert’s services to it do not otherwise violate this Agreement; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company.

(f) Tolling. If Ebbert violates one of restrictions in Paragraph 12 that contains a time limitation, the time period for the restriction at issue shall be extended by one day for each day Ebbert remains in violation of the restriction; provided, however, that this extension of time shall be capped so that once Ebbert has complied with the restriction for the originally proscribed length of time it shall expire.

13. Equitable Remedies/Attorney’s Fees/Non Waiver:

(a) Ebbert acknowledges and agrees that the restrictions set forth in Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. Ebbert acknowledges and agrees that the restrictions contained in Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement are necessary to protect Confidential Information and trade secrets, and to protect the business relationships and goodwill of Intermex and Intermex Holdings and are considered to be reasonable for such purposes. Ebbert agrees that any breach of Paragraph 11 or Paragraph 12 (or its subparts) of this Agreement is likely to cause Intermex LLC, Interwire and/or Intermex Holdings substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Ebbert agrees that Intermex LLC, Interwire or Intermex Holdings, in addition to such other remedies which may be available, shall have the right to obtain an injunction and/or a temporary restraining order from a court of equity restraining such a breach or threatened breach and the right to specific performance, with One Thousand Dollars ($1,000.00) being the agreed-upon amount of bond (if any) to be posted to secure such relief.

(b) If Ebbert breaches any of the promises, obligations and/or restrictions set forth in Paragraph 2(b), Paragraph 9, Paragraph 10, Paragraph 11, Paragraph 12 (or its subparts), Paragraph 15(b),Paragraph 15(c) , or Paragraph 15(d) of the Agreement, Ebbert agrees that he will pay all the expenses, fees and costs, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Intermex LLC, Interwire and/or Intermex Holdings to establish that breach, to obtain injunctive relief, and/or otherwise to enforce the terms of this Agreement.

(c) Intermex LLC’s, Interwire’s or Intermex Holdings’s waiver of any breach of any provision of this Agreement by Ebbert shall not operate or be constituted as a waiver of any subsequent breach by Ebbert.

14. Governing Law:

This Agreement will be interpreted and enforced in accordance with the laws of the State of Florida without regard to its conflict of law provisions or the conflict of law provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida. Each party irrevocably agrees that any claim, legal action, suit or proceeding arising out of, relating to or in connection with: (i) this Agreement; (ii) Ebbert’s employment with Intermex; or (iii) the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Southern District of Florida, or, if such court declines jurisdiction, a court of competent jurisdiction located in Miami-Dade County, Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, relating to or in connection with Ebbert’s employment with Intermex, Ebbert’s membership interest in Interwire, or this Agreement.

15. Additional Terms:

(a) This Agreement and the Release Agreement, including, but not limited to, the restrictions on Ebbert’s activities set forth in Paragraphs 11 and 12 (and its subparts) of this Agreement, also apply to any subsidiary, affiliate, successor and/or assign of Intermex LLC, Interwire and/or Intermex Holdings. The Company shall have the right to assign this Agreement and/or the Release Agreement at its sole election without the need for further notice to or consent by Ebbert. Accordingly, this Agreement and the Release Agreement, including, but not limited to the restrictions set forth in Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement, shall inure to the benefit of, and may be enforced by, any and all successors and/or assigns of the Company, including without limitation by asset assignment, equity or stock sale, merger, consolidation or other corporate reorganization or transaction, and shall be binding on Ebbert. Ebbert further acknowledges and agrees that Ebbert’s rights hereunder are personal and may not be assigned or transferred. The Parties agree that this Agreement or the Release Agreement may be used as evidence in a subsequent proceeding in which Intermex LLC, Interwire, Intermex Holdings or Ebbert allege a breach of this Agreement or as a complete defense to any lawsuit.

(b) Ebbert agrees to cooperate with the Releasees regarding any pending or subsequently filed litigation, claims or other disputes involving the Releasees that relate to matters within the knowledge or responsibility of Ebbert. Without limiting the foregoing, Ebbert agrees: (i) to meet with a Releasees’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Ebbert for reasonable expenses in connection with the cooperation described in this Paragraph 15(b). Subject to the exceptions set forth in Paragraph 6, Ebbert agrees not to voluntarily cooperate, participate in, or initiate contact with any party other than the Company in any litigation, charge, claim, prosecution, or investigation against the Company or its affiliates, related entities, parent entities, successor, assigns, officers, directors, employees, former employees, or agents, except as required by law, in which case Ebbert will testify truthfully, and Ebbert further agrees not to solicit, encourage, or assist any former, current, or future employee of the Company to pursue claims against the Releasees.

(c) Ebbert warrants and represents that, prior to signing this Agreement, he has not: (i) engaged in any conduct that is contrary to any of the provisions set forth in Article V of the Employment Agreement; (ii) engaged in any conduct contrary to the terms set forth in Paragraph 11 or Paragraph 12 (and its subparts) of this Agreement; (iii) directly or indirectly used, misappropriated or disclosed, for his own benefit or the benefit of any third party, any Confidential Information, any Intermex LLC, Interwire or Intermex Holdings trade secrets or any other Company property. The Parties acknowledge and agree that the warranties and representations by Ebbert set forth in this Paragraph 15(c) are material and serve as an inducement to the Company to enter into this Agreement.

(d) Ebbert agrees to notify any prospective employer or Competing Businesses of the existence of the covenants set forth in Paragraph 10, Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement, and authorizes the Company to make contact with, and discuss the nature and obligations of the covenants set forth in Paragraph 10, Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement with, any person or entity reasonably believed by the Company to be engaged or about to be engaged in an act that would constitute a violation of this Agreement.

(e) Ebbert acknowledges and agrees that his resignation as Chief Financial Officer was voluntarily and without duress or coercion.

16. Construction of Agreement:

The provisions of this Agreement have been negotiated jointly and there shall be no presumption of construction against any of the Parties. If a court of competent jurisdiction declares that any provision or term of this Agreement is void or invalid, only the specific term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Provided, however, if a court determines that any of the restrictions provided for in Paragraphs 11 or 12 (or its subparts) of this Agreement cannot be enforced as written, the Parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the part of the restriction to make it enforceable.

17. Entire Agreement:

This Agreement and the Release Agreement embodies the entire agreement of the Parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement or the Release Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto. Any prior agreements (whether written or oral) between or directly involving Ebbert on the one hand and Intermex Holdings, Interwire or Intermex LLC on the other, are superseded by this Agreement and are hereby null and void, including but not limited to the Employment Agreement. Notwithstanding the previous sentence, the Parties acknowledge and agree that, neither this Agreement nor the Release Agreement, shall not in any way affect, modify, supersede, void or nullify the LLC Agreement, except as explicitly provided herein. Notwithstanding Ebbert’s confidentiality and non-disclosure obligations in this Agreement or the LLC Agreement, and otherwise, Ebbert understands that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document that contains the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

18. Important Notice:

Ebbert acknowledges and agrees that he has carefully read this Agreement and that he understands all of its terms including the full and final release of claims set forth above in Paragraph 5 hereof. Ebbert acknowledges, agrees and understands that he is releasing all claims of discrimination relating to his age, including, without limitation, claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). Ebbert further acknowledges and agrees: (a) that he has, voluntarily and without duress or coercion, entered into this Agreement; (b) that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (c) that the only consideration for signing this Agreement is set forth herein; (d) that the consideration received for executing this Agreement is good and sufficient consideration, greater than that to which he may otherwise be entitled; (e) that this Agreement advises, encourages, and gives him the opportunity to consult with an attorney before signing this Agreement; (f) that he has not been asked by the Company to shorten his time-period for consideration of whether to sign this release; (g) that the Company has not threatened to withdraw or alter the benefits due to Ebbert prior to the expiration of the twenty one (21) day consideration period; and (h) that the Company has not provided different terms to Ebbert because he decided to sign this Agreement, prior to the expiration of the twenty one (21) day consideration period.

In addition, Ebbert acknowledges, agrees and understands that he has been given at least twenty one (21) calendar days to review and consider the Agreement and that if he signs this Agreement before twenty one (21) calendar days have passed, he does so of his own free choice. Ebbert and the Company further understand, agree and acknowledge that any changes made to this Agreement, whether material or immaterial, do not restart the 21 calendar day consideration period.

Further, Ebbert acknowledges, agrees and understands that he has a period of seven (7) calendar days, beginning on the day in which he signs this Agreement (the “Revocation Period”), during which he may revoke this Agreement by submitting a written statement to that effect to Michael Creamer, Vice President Human Resources, Intermex Wire Transfer, LLC, 9480 South Dixie Highway, Miami, Florida 33156, mcreameraintermexusa.com. Ebbert acknowledges, agrees and understands that, to be effective, this written revocation must be delivered to Mr. Creamer before the 8th calendar day following the date on which he signs this Agreement. Otherwise, this Agreement will become effective and binding immediately upon the 8th calendar day following the date Ebbert signs the Agreement (“Effective Date”).

Ebbert acknowledges, understands and agrees that should he revoke this Agreement within the Revocation Period he will not be eligible for or entitled to any of the benefits or payments under this Agreement.

EBBERT ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EBBERT IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN PARAGRAPH 4 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. EBBERT ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND SHE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

IN WITNESS WHEREOF, the individuals set forth below hereby do execute this Employment, Transition and Separation Agreement.

Darrell Ebbert

Date	/s/ Darrell Ebbert

Intermex Wire Transfer, LLC

By:	/s/ Robert W. Lisy
Name:	Robert W. Lisy
Ttitle:	Chairman/CEO
Date:	March 10, 2018

Intermex Holding, Inc.

By:	/s/ Robert W. Lisy
Name:	Robert W. Lisy
Ttitle:	Chairman/CEO
Date:	March 10, 2018

Interwire Tapco, LLC a Delaware Limited Liability Company

By:	/s/ Justin Wender
Name:	Justin Wender
Ttitle:	Authorized Signatory
Date:	March 8, 2018

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